Exhibit 99.1

Boldface Group Executes Reverse Stock Split

1:100 Conversion is Effective as of May 16, 2014
Remains Compliant with OTC Markets Listing

Santa Monica, CA -- (PR Newswire) – May 16, 2014 – BOLDFACE Group, Inc. (QTCQB:  BLBK; the “Company”), a celebrity beauty licensing company focused on top tier entertainment and designer brands for opportunities in the beauty, bath and fragrance markets, announced today a 1:100 reverse stock split.

Earlier this year, OTC Markets announced changes to its marketplace. It introduced new standards to increase the transparency of OTCQB companies, including a minimum one penny ($0.01) bid price requirement. In response to this condition, the board of directors determined that it was in the best interest of shareholders to execute the reverse split and remain listed on the OTCQB.

The reverse stock split will be effective with FINRA (the Financial Industry Regulatory Authority) and in the marketplace at the open of business today, May 16, 2014, whereupon the shares of common stock will begin trading on a split-adjusted basis. The Company’s trading symbol on May 16, 2014 will change to “BLBKD”. Please note that the “D” will be removed 20 business days from that date and the symbol will revert to the original symbol of “BLBK.” In connection with the reverse stock split, the Company’s CUSIP number will change to 9751V202.

As a result of the reverse stock split, the Company’s issued and outstanding shares of common stock will decrease to approximately 1.6 million post-split shares (prior to effecting the rounding of fractional shares into whole shares as described below) from approximately 160 million pre-split shares.

As a result of the reverse stock split, the total number of shares of common stock held by each stockholder will be converted automatically into the number of whole shares of common stock equal to (i) the number of shares of common stock held by such stockholder immediately prior to the reverse stock split, divided by (ii) 100.

No fractional shares will be issued, and no cash or other consideration will be paid. Instead, the Company will issue one whole share of the post-split common stock to any stockholder who otherwise would have received a fractional share as a result of the reverse stock split.

All options, warrants and convertible securities of the Company outstanding immediately prior to the reverse stock split will be appropriately adjusted by dividing the number of shares of common stock into which the options, warrants, and convertible securities are exercisable or convertible by 100 and multiplying the exercise or conversion price thereof by 100, as a result of the reverse stock split.

Boldface Group, Inc.
BOLDFACE is a Santa Monica, California based celebrity beauty licensing company founded by beauty industry veterans Nicole Ostoya and Robin Coe-Hutshing. BOLDFACE sells the cosmetics and beauty products under the Kardashian Beauty™ brand, and will sell fragrance and men's grooming products by Mario Lopez and beauty and personal care products by UGLYDOLL™. Please visit www.boldfacegroup.com for further information.

Forward-Looking Statements
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the availability of additional funding; and the Company's business, product development, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's Current Reports on Form 8-K and the Company's Annual Report on Form 10-K for the year ended June 30, 2013. The Company does not undertake to update these forward-looking statements.

Contact Information
Hayden IR
hart@haydenir.com
917-658-7878